Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 29, 2017, Commercial Metals Company (the “Company”, “CMC”, “we”, “our”, or “us”) and our direct and indirect wholly owned subsidiaries, CMC Steel Fabricators, Inc. and CMC Steel US, LLC, entered into a stock and asset purchase agreement (the “purchase agreement”), with GNA Financing, Inc., Gerdau Ameristeel US, Inc., Gerdau Ameristeel Sayreville Inc. and Gerdau Ameristeel WC, Inc. (the “sellers”), pursuant to which we agreed to acquire, which include sellers’ rebar fabrication facilities in the U.S. as well as four steel mini mills (the “acquired businesses), for a cash purchase price of $600.0 million (the “acquisition”).

On November 5, 2018, we closed the acquisition of the acquired businesses and paid the cash purchase price of $701.2 million which included an estimated working capital adjustment of $101.2 million. The purchase price is subject to customary purchase price adjustments under the terms of the purchase agreement, including a final working capital adjustment. The purchase price was paid with the proceeds from the issuance of $350.0 million aggregate principal amount of 5.750% Senior Notes due 2026 (the “old notes”), a $180.0 million term loan A under our credit agreement due 2022 (the “2018 term loan”) and cash on hand.

The following unaudited pro forma condensed combined financial statements, associated adjustments and related information, or the pro forma statements, give effect to the acquisition of the acquired businesses (the “pro forma statements”). The unaudited pro forma condensed combined balance sheet assumes this acquisition was consummated on August 31, 2018. The unaudited pro forma condensed combined statement of earnings assumes the acquisition was consummated on September 1, 2017.

The following pro forma statements have been prepared for illustrative purposes only and are not necessarily indicative of what our condensed combined financial position or results of operations actually would have been had the acquisition of the acquired businesses been completed as of the dates indicated. In addition, the pro forma statements do not purport to project the future financial position or operating results of the Company. The pro forma statements do not include (i) all reclassifications or adjustments to conform the acquired businesses’ financial statement presentation or accounting policies to those adopted by the Company, (ii) potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment, (iii) adjustments for certain deferred tax assets and liabilities or (iv) the impact of pending or future investments by the Company. The pro forma statements also do not reflect the cost of any integration activities or benefits from the acquisition or synergies that may be derived.

The Company’s fiscal year ends on August 31, while the fiscal year with respect to the acquired businesses ends on December 31. The unaudited pro forma condensed combined statement of earnings for the twelve months ended August 31, 2018 combines the unaudited consolidated condensed statement of earnings of the Company for the twelve months ended August 31, 2018 with the statement of earnings for the acquired businesses for the twelve months ended September 30, 2018. The unaudited pro forma condensed combined balance sheet as of August 31, 2018 combines the consolidated condensed balance sheet of the Company as of August 31, 2018 with the balance sheet of the acquired businesses as of September 30, 2018.

The pro forma statements are based on, and should be read in conjunction with, the following information:

•	notes to the unaudited pro forma condensed combined financial information;

•	the Company’s Current Report on Form 8-K filed on January 2, 2018 relating to the acquisition of the acquired businesses;

•

the Company’s Current Report on Form 8-K filed on November 5, 2018 relating to the closing of the acquisition of the acquired businesses, as amended by the Company’s Current Report on Form 8-K/A filed on November 29, 2018, which (1) incorporates by reference the acquired businesses’ audited financial statements as of and for the year ended December 31, 2017 from the Current Report on Form 8-K filed on April 19, 2018 and (2) includes the unaudited interim financial statements of the acquired businesses as of September 30, 2018 and December 31, 2017 and for the nine months ended September 30, 2018 and 2017, which are filed as exhibits thereto; and

•	the Company’s audited financial statements for the year ended August 31, 2018 included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

	Historical CMC Year Ended August 31,	Historic Acquired Businesses Twelve Months Ended September 30,	Pro Forma Acquisition Adjustments Note 2		Pro Forma Financing Adjustments Note 3		Pro Forma Combined Year Ended August 31,
(in thousands, except share data)	2018	2018					2018
Net sales	$4,643,723	$1,599,654	$—		$—		$6,243,377
Costs and expenses:			—		—		—
Cost of goods sold	4,021,558	1,582,099	(18,620)	A	—		5,585,037
Selling, general and administrative expenses	401,452	84,220	(46,015)	B	—		439,657
Impairment of assets	14,372	313,064	—		—		327,436
Interest expense	40,957	1,278	(1,278)	C	7,939	B	48,896

	4,478,339	1,980,661	(65,913)		7,939		6,401,026
Earnings (loss) from continuing operations before income taxes	165,384	(381,007)	65,913		(7,939)		(157,649)
Income taxes (benefit)	30,147	(52,752)	16,926	D	(2,039)	C	(7,718)

Earnings (loss) from continuing operations	$135,237	$(328,255)	$48,987		$(5,900)		$(149,931)

Basic earnings (loss) per share from continuing operations	$1.16						$(1.28)
Diluted earnings (loss) per share from continuing operations	$1.14						$(1.28)

See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical CMC	Historic Acquired Businesses	Reclassifica tions		Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
			Note 4		Note 5		Note 3
(in thousands, except share data)	August 31, 2018	September 30, 2018							August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$622,473	$—	$—		$(701,200)	D	$176,500	A	$85,139
					(12,634)	E
Accounts receivable, net	749,484	268,192	—		16,656	D	—		1,034,332
Inventories, net	589,005	205,392	—		4,056	D	—		811,208
					12,755	D
Other current assets	115,533	4,930	—		(179)	B	—		120,284
Assets of businesses held for sale & discontinued operations	710	—	—		—		—		710

Total current assets	2,077,205	478,514	—		(680,546)		176,500		2,051,673
Property, plant and equipment	1,075,038	274,301	—		64,699	D	—		1,414,038
Goodwill	64,310	35,834	—		(35,834)	A	—		64,310
Other intangible assets	—	10,142	(10,142)	A			—
Other assets	111,751	5,255	10,142	A	3,800	D	—		124,272
					(6,676)	B

Total assets	$3,328,304	$804,046	$—		$(654,557)		$176,500		$3,654,293

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$261,258	$99,250	$—		$6,090	D	$—		$366,598
Accrued expenses and other payables	259,022	43,556	17,546	B	2,871	D	—		300,053
					(16,042)	B
					(6,900)	E
Current maturities of long-term debt	19,746	59,000	—		(59,000)	C	9,000	A	28,746
Other current liabilities	—	17,546	(17,546)	B	—		—
Liabilities of businesses held for sale & discontinued operations	1,917	—	—		—		—		1,917

Total current liabilities	541,943	219,352	—		(72,981)		9,000		697,314
Deferred income taxes	37,834	—	—		—		—		37,834
Retirement benefit obligations	—	14,842	(14,842)	C			—
Other long-term liabilities	116,325	5,359	14,842	C	(11,349)	B	—		125,177
Long-term debt	1,138,619	—	—		—		167,500	A	1,306,119

Total liabilities	1,834,721	239,553	—		(84,330)		176,500		2,166,444
Net parent investment	—	564,493	—		(564,493)	A, B, C, D	—		—
Stockholders’ equity attributable to CMC	1,493,397	—	—		(5,734)	E	—		1,487,663
Stockholders’ equity attributable to noncontrolling interests	186	—	—		—		—		186

Total liabilities and stockholders’ equity	$3,328,304	$804,046	$—		$(654,557)		$176,500		$3,654,293

See notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Information

1. Basis of Presentation

The accompanying pro forma statements are based on our historical consolidated financial statements and the acquired businesses’ historical combined financial statements as adjusted to give effect to the acquisition of the acquired businesses and the related financing transaction. The unaudited pro forma condensed combined balance sheet assumes this acquisition was consummated on August 31, 2018. The unaudited pro forma condensed combined statement of earnings assumes the acquisition was consummated on September 1, 2017. The Company has adjusted the historical consolidated financial statements in the pro forma financial statements to give effect to items that are (1) directly attributable to the pro forma transactions, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results.

The pro forma statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States (“GAAP”). The unaudited pro forma condensed combined statement of earnings does not reflect cost savings expected to be realized from the elimination of certain expenses and synergies expected to be created or the costs to achieve such cost savings or synergies. Such costs may be material and no assurance can be given that cost savings or synergies will be realized.

In order to prepare the pro forma statements, CMC performed a preliminary review of the acquired businesses’ accounting policies to identify significant differences. CMC is currently conducting a detailed review of the acquired businesses’ accounting policies to determine if differences in accounting policies require further adjustment or reclassification of the acquired businesses’ results of operations, assets or liabilities to conform to CMC’s accounting policies and classifications. As a result of that review, CMC may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma statements.

Assumptions and estimates underlying the pro forma adjustments are described in the notes below, which should be read in conjunction with the pro forma statements. Since the pro forma statements have been prepared based on preliminary estimates and assumptions, the final amounts may differ materially from the information presented. These estimates and assumptions are subject to change pending further review of the assets to be acquired and liabilities to be assumed, and as additional information becomes available. Additionally, the final purchase price allocation will be determined after the acquisition is completed and the final amounts recorded may differ materially from the information presented.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Earnings

(A)

Represents the change in depreciation and amortization for the fair value of property, plant and equipment and intangibles for the year ended August 31, 2018. The change in depreciation expense is calculated using the straight line method over the estimated remaining useful lives.

(In thousands)	Year Ended August 31,2018
Estimated depreciation and amortization expense	$16,560
Elimination of historical acquired businesses’ depreciation and amortization expense	(35,180)

Total	$(18,620)

(B)	Reflects the elimination of $26.8 million and $19.2 million of transaction costs recognized in CMC’s and the acquired businesses’ historical financial statements, respectively.
(C)	Reflects the elimination of $1.3 million of historic intercompany interest expense of the acquired businesses.
(D)

Reflects the income tax effect for adjustments related to the acquisition using a 25.7% blended U.S. statutory income tax rate, consistent with the statutory rate disclosed in the Company’s audited financial statements for the year ended August 31, 2018 included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

Note 3. Pro Forma Financing Adjustments

Balance Sheet Adjustments:

(A)

Reflects the net proceeds to CMC of $176.5 million draw on the 2018 term loan, net of debt issuance costs of $3.5 million. These debt issuance costs will be amortized through interest expense over the life of the 2018 term loan using the effective interest method. The total 2018 term loan has been reflected on the condensed combined balance sheet, of which $9.0 million is a current liability based on the stated repayment terms. After consummation of this transaction, the Company’s outstanding indebtedness on a pro forma basis as of August 31, 2018 is expected to consist of (i) $330.0 million of 4.875% Senior Notes due May 15, 2023 (ii) $300.0 million of 5.375% Senior Notes due July 15, 2027 (iii) $142.5 million senior secured term loan due June 2022 (iv) $180 million under the 2018 term loan and (v) $350.0 million of old notes.

Income Statement Adjustments:

(B)

Reflects an adjustment for the increase in interest expense as a result of the assumed issuance of the 2018 term loan, for the year ended August 31, 2018, reflected as if the 2018 term loan were issued on September 1, 2017.

Pro forma interest expense associated with the 2018 term loan (using an assumed effective interest rate of approximately 4.33%, including amortization of debt issuance costs) for the year ended August 31, 2018 is $7.9 million.

If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, total pro forma interest expense on the term loan would increase or decrease by approximately $0.8 million.

(C)

Reflects the income tax effect for adjustment related to the financing using a 25.7% blended U.S. statutory income tax rate, consistent with the statutory rate disclosed in the Company’s audited financial statements for the year ended August 31, 2018 included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

Note 4. Reclassification of acquired businesses’ Historical Financial Information

Financial information in the “Historical acquired businesses’” columns in the pro forma statements has been reclassified to conform to the presentation in CMC’s historical financial statements. The reclassification adjustments are summarized as follows:

(A)	Represents a reclassification adjustment of $10.1 million to increase other assets in order to align with CMC’s presentation of other intangibles in Other assets.
(B)

Represents a reclassification adjustment of $17.5 million to increase Accrued expenses and other payables in order to align with CMC’s presentation of other current liabilities in Accrued expenses and other payables.

(C)

Represents a reclassification adjustment of $14.8 million to increase Other long-term liabilities in order to align with CMC’s presentation of retirement benefit obligations within Other long-term liabilities.

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following summarizes the pro forma adjustments to give effect to the acquisition as if it had occurred on August 31, 2018.

(A)	To eliminate $35.8 million of acquired businesses’ historical goodwill.

(B)	To reflect the elimination of assets and liabilities that are being retained by the seller, as follows:

(In thousands)
As of September 30, 2018
Current assets
Other current assets	$179

Other assets
Customer relationships	$6,676

Current liabilities
Sales and payroll taxes payable	$7,557
Accrued benefits and salaries	3,862
Workers compensation liability	3,149
Accounts payable	1,295
Accrued interest on intercompany loan	179

Total current liabilities	$16,042

Noncurrent liabilities
Workers compensation liability	$5,031
Accrued pension cost	6,318

Total noncurrent liabilities	$11,349

(C)	To eliminate acquired businesses’ historical loan from affiliate of $59.0 million.

(D)

The following table presents our preliminary estimates of the assets to be acquired and the liabilities to be assumed by CMC, reconciled to the consideration transferred. The purchase price for the acquisition was $701.2 million, which is subject to a customary purchase price adjustment. The purchase price was paid with proceeds from the issuance of the old notes, the 2018 term loan and cash on hand. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of the tangible and intangible assets acquired and liabilities assumed, which may be materially different than the value of assets acquired and liabilities assumed in the estimated pro forma adjustments. The pro forma adjustments are preliminary and based on estimates of fair values and have been prepared to illustrate the estimated effects of the acquisition. The allocation is dependent upon certain valuation and other studies conducted to date; however, not all such work has been completed. We anticipate the final purchase price allocation to be complete by November 5, 2019. Additionally, useful lives assigned to the acquired assets will be determined after final valuation work is complete. For purposes of the pro forma statements, we have assumed a useful life of 25, 15, and 5 years for real property, personal property, and intangibles, respectively.

(In thousands)
Net book value of net assets acquired	$564,493

Adjustment for removal of historical goodwill	(35,834)
Adjustment for removal of intercompany loan	59,000
Adjustment for removal of other assets and liabilities	20,536

Adjusted net book value of net assets acquired	$608,195

Fair value adjustments:
Inventory	4,056
Property, plant and equipment	64,699
Identified intangibles	3,800
Working Capital Adjustments	20,450

Fair value of assets acquired and liabilities assumed	$701,200
Estimated purchase price	$701,200

(E)	The impact of our future estimated acquisition related expenses is as follows:

(In thousands)
Estimated total acquisition related expenses	$34,497

Less: Expenses paid through August 31, 2018	(19,882)
Less: Expenses accrued through August 31, 2018	(6,900)
Less: Tax impact associated with future expenses of $7.7 million	(1,981)

Future acquisition related expense, net of tax	5,734

Add: Expenses accrued through August 31, 2018 to be paid	6,900

Future fees to be paid from cash	$12,634